Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Lomond Therapeutics Holdings, Inc. on Form S-1 (No. 333-283508) to be filed on or about March 10, 2025 of our report dated November 7, 2024, on our audits of the financial statements of Lomond Therapeutics, Inc. as of December 31, 2023 and 2022 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

Philadelphia, Pennsylvania

March 10, 2025